UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2005

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In our press release on July 28, 2005, we have previously announced that it is highly likely that our financial statements would have to be restated. On August 26, 2005, the Company concluded that our previously issued financial statements for the fiscal years 2002, 2003 and 2004, which are included in our currently effective Annual Report on Form 10-K for the year ended December 31, 2004, the Quarterly Reports on Form 10-Q filed with respect to each of these fiscal years and the financial statements included in our Quarterly Report on Form 10-Q for the first quarter of fiscal year 2005 should no longer be relied upon because those financial statements will be restated.

Also as previously disclosed, our Board of Directors established a Special Committee consisting of disinterested members of our Audit Committee to conduct an internal investigation relating to past stock option grants. The Special Committee has concluded that the actual date of determination for certain past stock option grants differed from the originally selected grant dates for such awards. Because the prices at the originally selected grant dates were lower than the prices on the actual dates of determination, we will incur additional charges to our stock-based compensation expense which were not included in the above-referenced financial statements. As the Company has previously said was likely, these charges will also affect financial statements for prior fiscal years and will require a revision of the previously reported financial information included in our press release of July 28, 2005 and in our Current Report on Form 8-K filed on August 17, 2005. The Company determined that the amounts of these charges are material but has not yet determined the final amount of the additional charges to be incurred. We intend to complete the required restatements and make the required amended Form 10-K and 10-Q filings and to file our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2005 as soon as practicable following completion of the Special Committee investigation, the Company’s review and restatement of its historical financials and completion of the audit process. We do not expect that the Company will be able to complete this process and make these filings before November 2005.

Such charges will have the effect of decreasing GAAP earnings and retained earnings figures contained in our historical GAAP financial statements. We do not believe that any restatement will have an impact on the Company’s historical revenues, cash position or non-stock option related operating expenses.

The Special Committee has discussed the matters disclosed in the Current Report on Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

Additionally, the Company is evaluating Management’s Report on Internal Control Over Financial Reporting set forth in Item 9a on page 53 of the Company’s 2004 Annual Report. Although the Company has not yet completed its analysis of the impact of this situation on its internal controls over financial reporting, the Company has determined that it is highly likely that it had a material weakness in internal control over financial reporting as of December 31, 2004. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The existence of one or more material weaknesses as of December 31, 2004 would preclude the Company from concluding that its internal controls over financial reporting were effective as of year end. If the Company were to conclude that a material weakness existed, it would expect to receive an adverse opinion on internal control over financial reporting from its independent registered public accounting firm.

A copy of the press release disclosing the planned restatement is attached hereto as Exhibit 99.1 and is incorporated in this Item 4.02 by reference.

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Item 8.01. Other Events.

We received on August 26, 2005 from the trustee under the indentures governing our $500 million aggregate principal amount of Zero Coupon Senior Convertible Notes due 2008 and our $300 million aggregate principal amount of 4.75% Convertible Subordinated Notes due 2007 (together, the “Notes”) a notice of default on the Notes. As a result of our failure to timely file with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (the “Second Quarter 10-Q”), the Company has violated indenture provisions that require us to furnish such information promptly to the trustee.

Under the terms of the indentures relating to the Notes, the Company has until October 25, 2005 to cure our breach by filing with the Securities and Exchange Commission and providing to the trustee our Second Quarter 10-Q. If we do not cure our breach within that period, either the trustee or the holders of at least 25% aggregate principal amount of outstanding Notes may accelerate the maturity of the Notes, causing the outstanding principal amount plus accrued interest to be immediately due and payable.

As of August 26, 2005, all required interest and principal payments have been timely made on the Notes. If the maturity of the Notes is accelerated, the Company intends to fully repay all such amounts due. As of June 30, 2005, the Company had approximately $1.32 billion of cash and investments.

A copy of the press release disclosing receipt of the Notice is attached hereto as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

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Item 9.01. Financial Statements and Exhibits.

(i)	Exhibits

99.1	Press release dated August 29, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2005	MERCURY INTERACTIVE CORPORATION

	By:	/s/ Anthony Zingale
	Name:	Anthony Zingale
President and Chief Operating Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 29, 2005

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